Exhibit 10.4
NEENAH FOUNDRY COMPANY AMENDED AND RESTATED
2003 SEVERANCE AND CHANGE OF CONTROL PLAN
1. Purpose.
     This plan shall be known as the Neenah Foundry Company Amended and Restated 2003 Severance and Change of Control Plan (the “Plan”). The purpose of the Plan shall be to set forth payments and other benefits, if any, to which an executive of Neenah Foundry Company (the “Company”) or any of its Subsidiaries will be entitled upon termination of such person’s employment. This Plan document supersedes, in all respects, the prior version of the Plan, (as previously amended) as of the Effective Date.
2. Definitions. For purposes of this Plan, except when the context clearly indicates otherwise, the following terms shall have the meanings set forth below.
     “Affiliate” means, in respect of any Person, any other Person who, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) when used in respect of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.
     “Base Salary” means, with respect to any Plan Participant, “Base Salary” as defined in such Plan Participant’s Employment Agreement.
     “Board of Directors” and “Board” mean the board of directors of the Company.
     “Cause” means, with respect to a Plan Participant, the occurrence of one or more of the following events: (i) such Plan Participant’s willful and material breach of, or gross negligence or malfeasance in the performance of, the Plan Participant’s duties under such Plan Participant’s Employment Agreement; (ii) any material insubordination by the Plan Participant with respect to carrying out the reasonable instructions of the Board; (iii) the conviction for, or the entering of a guilty plea or plea of nolo contendere with respect to, a felony, the equivalent thereof or other crime with respect to which imprisonment of more than one year is a possible punishment or that is expected to result in Significant Injury; (iv) a Plan Participant’s breach of a fiduciary obligation to the Company Group or breach of any confidentiality or non-competition obligation set forth herein; (v) any act of moral turpitude or willful misconduct by the Plan Participant that (1) is intended to result in personal enrichment of the Plan Participant or any related person at the expense of the Company Group or (2) is reasonably expected to result in Significant Injury; provided, however, that the Plan Participant shall have 21 days (or such longer period as is reasonable under the circumstances) after written notice by the Company of any such event constituting “Cause” hereunder in which to cure any failure or default under subsections (i) and (ii) that is curable.
     “Change of Control” means the consummation of any transaction or series of related transactions, the result of which is that: (i) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act), other than Tontine together with its Affiliates, shall own directly or indirectly, beneficially or of record, greater than 50% of the equity securities of NEI or the Company on a fully diluted basis; (ii) substantially all of the assets of NEI and its Subsidiaries taken as a whole are sold or NEI is merged or recapitalized and the stockholders of NEI do not own a majority of the voting stock of the surviving corporation, or (iii) after the first fully distributed public offering of voting stock of any member of the Company Group (1) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act), shall own directly or indirectly, beneficially or of record, a percentage of the issued and outstanding voting stock of NEI or the Company on a fully diluted basis, having ordinary voting power in excess of 35% and in excess of the percentage then owned, directly or indirectly, beneficially and of record, on a fully diluted basis, by Tontine together with its Affiliates, or (2) a majority of the seats on the boards of directors of NEI or the Company (except in the case of any vacancy for 30 days or less resulting from the death or resignation of any director) is replaced during a twelve-month period by persons who were neither (i) nominated by Tontine nor (ii) appointed by directors so nominated, in each case, whether as the result of the purchase, issuance or sale of securities of any member of the Company Group or any merger, consolidation, liquidation, dissolution, recapitalization or similar transaction involving any member of the Company Group. Notwithstanding the foregoing, no Change of Control shall have occurred unless the transaction or series of transactions results in a change in control within the meaning of Code Section 409A and the regulations thereunder. This Change of Control definition shall be interpreted in a manner which is consistent with Code Section 409A and the regulations thereunder.
     “Change of Control Multiple” means, with respect to any Plan Participant, “Change of Control Multiple” as defined in such Plan Participant’s Employment Agreement.
     “Change of Control Payment” has the meaning given to such term in Section 4(b) hereof.
     “COBRA” means Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended and Section 4980B of the Code.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Compensation Committee of the Board or such other committee that consists solely of two or more individuals, each of whom is a Non-Employee Director and an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3).
     “Company” has the meaning set forth in Section 1 hereof.
     “Company Group” means NEI, the Company and their respective Subsidiaries.
     “Effective Date” means                     , 2008.
     “Employment Agreement” means the written agreement between any Plan Participant and the Company or any of its Subsidiaries pursuant to which such Plan Participant is entitled to the benefits under the Plan.

     “Employment Period” means, with respect to a Plan Participant’s employment, the period from the effective date of the Employment Agreement until the date the Plan Participant is no longer employed with the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excise Taxes” has the meaning given to such term in Section 4(b) hereof.
     “Good Reason” means with respect to any Plan Participant, the termination of such Plan Participant’s employment within a year following a material diminution in Participant’s Base Salary, a material diminution in the Participant’s authority, duties and responsibilities or a material change in the geographic location at which the Plan Participant must perform services and, solely with respect to Robert E. Ostendorf, either: (i) the failure of the Company Group to nominate Mr. Ostendorf to the Board of Directors of NEI and each of its subsidiaries; or (ii) the Board repeatedly overrides, supersedes or disregards reasonable decisions by Mr. Ostendorf or reasonable recommendations made by Mr. Ostendorf to the Board such that the Board materially interfered with Mr. Ostendorf’s ability to effectively function as President and Chief Executive Officer. A Participant may not terminate for Good Reason unless he provides the Company Group with notice of the condition constituting the Good Reason within 90 days of the existence of the condition and the Company Group fails to remedy the condition within 30 days of such notice.
     “Gross-Up Amount” has the meaning given to such term in Section 4(b) hereof.
     “NEI” means Neenah Enterprises, Inc. a Delaware corporation (formerly known as ACP Holding Company).
     “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.
     “Payout Period” means, with respect to any Plan Participant, “Payout Period” as defined in such Plan Participant’s Employment Agreement.
     “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     “Plan” has the meaning set forth in Section 1 hereof.
     “Plan Participant” means each of Robert E. Ostendorf, Jr., Gary LaChey, Frank Headington, Timothy Koller, William Martin, Steve Shaffer, John Andrews, Robert Gitter, Dennis O’Brien, Joseph Harvey, Ronald Schmucker, Jeffrey S. Jenkins and any other employee of the Company Group selected by the Board or the Committee.”
     “Severance Multiple” means, with respect to any Plan Participant, “Severance Multiple” as defined in such Plan Participant’s Employment Agreement.

     “Severance Payments” has the meaning given to such term in Section 4(a) hereof.
     “Significant Injury” means significant economic or reputational injury or both (such determination to be made by the Board in its reasonable judgment) to the Company Group.
     “Subsidiary” of any Person means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by such Person.
     “Tontine” means Tontine Capital Partners, L.P., a Delaware limited partnership.
3. Administration.
     The Plan shall be administered by the Committee; provided, that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to: (i) select persons to participate in the Plan in addition to those entitled to participate in the Plan pursuant to Employment Agreements entered into at or prior to the Effective Date; (ii) determine the form, substance, terms and conditions of each additional grant made under the Plan; (iii) certify that the conditions and restrictions applicable to any grant have been met; (iv) modify the terms of grants made under the Plan; (v) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States; (vi) adopt, amend, or rescind rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Employment Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with the Code to the extent applicable and other applicable law; and (vii) exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan; provided, that in no event shall any amendment, modification, adjustment, correction or supplement to the Plan pursuant to the foregoing clauses (i) through (vii) adversely affect any Plan Participant without such Plan Participant’s consent. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.
     The expenses of administering the Plan shall be borne by the Company.

4. Severance Arrangements; Change of Control Payments.
     (a) Severance Arrangement. Except as provided in Sections 4(b), 4(c) and 4(d) below, if any Plan Participant’s employment with a member of the Company Group is terminated by such Person other than for Cause, or if any Plan Participant resigns from employment with such Person for Good Reason, such Plan Participant shall receive, during the Payout Period, (x) severance payments (“Severance Payments”) equal in the aggregate to the product of (1) the Severance Multiple and (2) Base Salary of such Plan Participant and (y) the health benefits, at the Company’s cost (subject to satisfying insurability requirements), to which such Plan Participant would otherwise have been entitled pursuant to the Employment Agreement (subject to such Plan Participant’s COBRA election) and outplacement services, in each case, for the Payout Period. Severance Payments shall be made bi-weekly, in accordance with normal payroll practices for the Payout Period except that if any class of NEI common stock is publicly tradable on an established securities market, no amounts shall be paid pursuant to this Section 4(a) during the first 6 months following a Participant’s termination unless the payments satisfy the requirements for separation pay due to involuntary separation from service as provided in Treas. Reg. 1.409A-1(b)(9)(iii). The Company’s health benefits and outplacement services described above will be made available until the earlier of the end of the Payout Period or the receipt of comparable benefits on re-employment. Severance Payments shall not be reduced as a result of re-employment or otherwise.
     (b) Termination upon Change of Control. If any Plan Participant’s employment with a member of the Company Group is terminated by such Person other than for Cause or if any Plan Participant resigns from employment with such Person for Good Reason, in each case, within one year after a Change of Control, such Plan Participant shall receive a lump sum cash payment in an amount equal to the product of (x) the Change of Control Multiple and (y) Base Salary (the “Change of Control Payment”). The Change of Control Payment (i) will be payable by the Company to such Plan Participant in a lump sum within 30 days of such Plan Participant’s termination pursuant to the preceding sentence, (ii) is not subject to mitigation or reduction upon re-employment or otherwise and (iii) will be increased to provide for payment of an additional amount (the “Gross-Up Amount”) such that the net amount retained by the Plan Participant, after payment of (1) any excise taxes due on the Change of Control Payment under Section 4999 of the Code or any corresponding or applicable state law provision (“Excise Taxes”) and (2) any federal, state or local income tax and any Excise Taxes due in respect of the Gross-Up Amount, shall equal the Change of Control Payment. Clauses (i) and (ii) of the immediately preceding sentence shall apply to the Gross-Up Amount. Such Plan Participant shall also be entitled to the continuation of health benefits (subject to satisfying insurability requirements) and outplacement services during the Payout Period on the same basis as provided pursuant to Section 4(a), subject to mitigation upon re-employment and receipt of comparable benefits set forth in Section 4(a). Payments made upon termination following a Change of Control are in lieu of any severance payments described in Section 4(a) above that would otherwise be payable following such termination. Notwithstanding the foregoing, if any class of NEI common stock is publicly tradable on an established securities market, no amounts shall be paid pursuant to this Section 4(b) during the first 6 months following a Participants termination unless the payments satisfy the requirements for separation pay due to involuntary separation from service as provided in Treas. Reg. 1.409A-1(b)(9)(iii).

     (c) Notwithstanding any other provision of Section 4 to the contrary, to the extent that: (i) NEI common stock is publicly tradable on an established securities market and (ii) any benefits provided pursuant to Section 4 during the first six months after the Participant’s termination are not paid pursuant to a qualified plan, a bona fide sick leave or vacation plan, a disability plan, a death benefit plan or a plan providing medical expense reimbursements which are non-taxable or a separation pay plan (within the meaning of the regulations under Code Section 409A), the Participant shall pay the cost of such coverage during the first six months following termination and shall be reimbursed for the cost of such coverage six months after Participant’s termination. Notwithstanding any other provision of this Section 4 to the contrary, including the preceding sentence, if the provision of any medical benefits coverage pursuant to this Section 4 would be discriminatory within the meaning of Code Section 105(h), then, to the extent necessary to prevent such discrimination, the Participant (or his survivors, as the case may be) shall pay the cost of such coverage and Participant (or his survivors, as the case may be) shall not be reimbursed by any member of the Company Group for doing so.
     (d) Notwithstanding any other provision in this Plan or in the Plan Participant’s Employment Agreement, before the Severance Payments or Change of Control Payment and benefits under Sections 4(a) or 4(b) of this Plan are paid to a Plan Participant, the Plan Participant must first execute, return to the Company in a timely manner, and not revoke, any release(s) of claims against the Company, its Subsidiaries, shareholders, officers, directors, employees, agents, and the Plan as may be required under such Plan Participant’s Employment Agreement to receive payments in connection with the termination of the Plan Participant’s employment.
5. Termination of Employment.
          A Participant shall be considered terminated for purposes of the Plan if, based on all relevant facts and circumstances, the Company Group reasonably anticipates that no further services will be performed after such date for any member of the Company Group or that the level of bona fide services that the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36 month period. A Participant shall be considered to have terminated in connection with a leave of absence as provided in applicable regulations issued under Code Section 409A.
6. Amendment under the Plan.
     The terms of any outstanding award, payment, grant or incentive under the Plan may be amended from time to time by the Committee solely to provide rights under the Plan that are more favorable to any Plan Participant; provided, that if such amendment adversely affects the rights of any Plan Participant, such amendment shall be deemed to affect such Plan Participant only upon such Plan Participant’s written consent.

7. Commencement Date; Termination Date.
     The date of commencement of the Plan shall be the Effective Date.
     Each Plan Participant shall be paid the awards, payments, grants and incentives to which such Plan Participant is entitled pursuant to the Plan as of the Effective Date, and the Plan shall not be terminated unless and until each Plan Participant receives such awards, payments, grants and incentives. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any Plan Participant, without such Plan Participant’s written consent, under any grant of any incentives theretofore granted under the Plan.
8. Severability.
     Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.
9. Governing Law.
     The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.